SUB-ITEM 77H:  Changes in
control of registrant


Federated Government
Income Trust (Registrant)



As of January 31, 2016,
National Financial Services
LLC has attained control of the
Registrant by acquiring
25.69%* of the voting
securities of the Registrant.


* Must be greater than 25%.